Exhibit 10.2

EMPLOYERS HOLDINGS, INC.

EQUITY AND INCENTIVE PLAN

PERFORMANCE SHARE AGREEMENT

[_______ _____] (the “Grantee”) is hereby granted, effective as of the 8th day of August, 2007 (the “Date of Grant”), an award (the “Performance Share Award”) of the number of performance shares (the "Performance Shares") that are specified herein pursuant to the Equity and Incentive Plan (the “Plan”) of Employers Holdings, Inc. (the “Company”). The Performance Share Award is subject to the terms and conditions set forth below in this Performance Share Agreement (this “Agreement”) and of the Plan, which is a part of this Agreement. To the extent that there is a conflict between the terms of the Plan and this Agreement, the terms of the Plan shall govern. Any term not defined herein shall have the meaning assigned to such term in the Plan. This Agreement does not constitute an employment contract.

1.	Performance Period: January 1, 2007 to December 31, 2009 (the "Performance Period").
2.

Number of Performance Shares: The number of Performance Shares that the Grantee may earn hereunder will be determined in accordance with the provisions of Exhibit A, which is attached to and forms a part of this Agreement.

3.

Performance Goals. The Performance Shares will become payable only upon the achievement of certain Performance Goals (as defined in Exhibit A) and the satisfaction of such other terms and conditions as are set herein and in the Plan.

4.

Payment of Performance Shares: To the extent Performance Shares are payable pursuant to this Agreement, payment of one share of common stock, par value $.01, of the Company ("Stock") for each Performance Share that becomes payable under this Agreement will be made following certification by the Committee that the Performance Goals have been achieved, but no later than 75 days after completion of the Performance Period (the "Payment Date").

5.	Termination:
(a)

General. In the event the Grantee's employment terminates prior to the expiration of the Performance Period, payment of the Performance Shares shall be made to the extent provided in subsections (b) through (e) of this Section 5.

(b)

Death or Disability. If the Grantee's employment terminates by reason of the Grantee’s total and permanent disability (as defined in any agreement between the Grantee and the Company or, if no such agreement is in effect, as determined by the Committee in its good faith discretion) or death, the Performance Shares shall become payable upon the Payment Date subject to, and to the extent of, the actual achievement of the Performance Goals, as determined by the Committee.

(c)

Retirement. If the Grantee's employment terminates by reason of the Grantee’s retirement (as defined below), the Performance Shares shall become payable upon the Payment Date subject to, and to the extent of, the actual achievement of the Performance Goals, as determined by the Committee, so long as the Grantee refrains from engaging in Harmful Conduct. For purposes of this Agreement, “retirement” shall mean any termination of the Grantee’s employment where the sum of the Grantee’s age and service credit since January 1, 2000, equals or exceeds 65.

(d)

Involuntary Termination. If the Company terminates the Grantee’s employment other than for Cause a portion of the Performance Shares shall be deemed earned as of the date of such termination of employment equal to the product of (a) the total number of Performance Shares granted pursuant to this Agreement and (b) a fraction, the numerator of which is the number of full months elapsed since the Date of Grant and the denominator of which is 36, and shall become payable upon the Payment Date, based on the actual achievement of the Performance Goals, as determined by the Committee.

(e)

For Cause; Voluntary Termination. If the Company terminates the Grantee’s employment for Cause or the Grantee voluntarily terminates his/her employment for any reason other than for any of the reasons set forth above, the Performance Shares, and any rights thereto, shall terminate immediately and the Grantee shall have no right thereafter to payment of any portion of the Performance Shares.

6.	Change in Control Provisions. In the event of a Change of Control:
(a)

If Performance Share Are Assumed. If the Performance Shares are assumed or substituted for in connection with a Change in Control, then, upon the termination of the Grantee’s employment without cause during the 24-month period following such Change in Control, (i) such Performance Shares shall become fully vested, (ii) any restrictions, payment conditions, and forfeiture conditions applicable to such Performance Shares shall lapse, and (iii) any performance conditions imposed with respect to such Performance Shares shall be deemed to be fully achieved.

(b)

If Performance Share Are Not Assumed. With respect to outstanding Performance Shares that are not assumed or substituted in connection with a Change in Control, upon the occurrence of the Change in Control (i) such Performance Shares shall become fully vested, (ii) any restrictions, payment conditions, and forfeiture conditions applicable to any such Performance Shares shall lapse, and (iii) any performance conditions imposed with respect to such Performance Shares shall be deemed to be fully achieved.

(c)

Definition of Assumed or Substituted For. For purposes of this Section 6, Performance Shares shall be considered assumed or substituted for if, following the Change in Control, such Performance Shares remain subject to the same terms and conditions that were applicable to such shares immediately prior to the Change in Control except that such shares confer the right to receive, for each such share the consideration (whether stock, cash or other securities or property) received in the Change in Control by holders of shares of Stock for each share of Stock held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the greatest number of holders of the outstanding shares).

(d)

Discretionary Cashout. Notwithstanding any other provision of the Plan or this Agreement, in the event of a Change in Control in which the consideration paid to the holders of shares of Stock is solely cash, the Committee may, in its discretion, provide that upon the occurrence of the Change in Control, the Performance Shares shall be cancelled in exchange for a payment in an amount equal to (i) the excess of the consideration paid per share of Stock in the Change in Control multiplied by (ii) the number of Performance Shares granted hereunder determined as if any performance conditions imposed with respect to such shares were fully achieved.

7.

Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require the Grantee or beneficiary to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement. Without limiting the foregoing, the Company shall be entitled to require, as a condition of delivery of the shares of Stock in settlement of the Performance Shares, that the Grantee agree to remit an amount in cash sufficient to satisfy all then current and/or estimated future federal, state and local withholding, and other taxes relating thereto.

8.

Legend on Certificates. The certificates representing the shares of Stock issued in respect of the Performance Shares that are delivered to the Grantee pursuant to this Agreement shall be subject to such stop transfer orders and other restrictions as the Committee may determine are required by the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares of Stock are listed, any applicable federal or state laws and the Company's Certificate of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

9.

Transferability. The Performance Shares may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

10.

Repayment Upon Restatement: In the event the Company is required to restate any of its financial statements applicable to the Performance Period, the Company may require the Grantee to repay to the Company the aggregate Fair Market Value of any Performance Shares that became payable upon the achievement of the Performance Goals, to the extent such Performance Goals would not have been achieved had such restatement not been required.

11.	Governing Law: This Agreement shall be governed by and construed under the internal laws of the State of Nevada.
12.	Amendment: This Agreement may not be amended, terminated, suspended or otherwise modified except in a written instrument duly executed by both parties.
13.

Entire Agreement: This Agreement (and the other writings incorporated by reference herein) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.

EMPLOYERS HOLDINGS, INC.		OPTIONEE

By:		By:
	Douglas D. Dirks		[Insert Name of Optionee]
President and Chief Executive Officer

Exhibit A

Number of Performance Shares Granted
(at target)	[ ]

Date of Grant:	August 8, 2007

Beginning of Performance Cycle:	January 1, 2007

End of Performance Cycle:	December 31, 2009

Performance Goals and Determinations:

(a) Performance Goals: The performance goals (as defined in the schedule below) are based on (1) the Company's three-year combined ratio and (2) the Company's "adjusted" return on average equity, each weighted 50%, where the return on average equity will be determined on a Generally Accepted Accounting Principles basis, adjusted for deferred gain on reinsurance, as set forth in the schedule below.

(b) Schedule:

4